ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-178960 Dated November 8, 2012

Media Release: November 7, 2012

UBS ANNOUNCES EFFECTIVE TIME FOR CONSENT SOLICITATION REGARDING EXCHANGE TRADED NOTE LINKED TO THE UBS BLOOMBERG CONSTANT MATURITY COMMODITY INDEX TOTAL RETURN DUE 2038: UCI

New York, November 7, 2012– – UBS AG (“UBS”) announced today that, pursuant to the terms of the consent solicitation (the “Consent Solicitation”) for its Exchange Traded Access Securities (ETRACS) linked to the UBS Bloomberg Constant Maturity Commodity Index Total Return due 2038, CUSIP No. 902641778 (the “Securities”) launched on October 16, 2012, it has declared 5:00, p.m., New York City time, on November 7, 2012 to be the “Effective Time” (as that term is defined in the Consent Solicitation Statement, dated October 16, 2012, related to the Consent Solicitation).

Inquiries regarding the Consent Solicitation should be directed to UBS Securities LLC, at its address and telephone number below.

UBS Securities LLC, the Solicitor for the Consent Solicitation can be contacted at:

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Attn: ETRACS

Toll-Free: 1-877-387-2275

www.etracs.com

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. Other marks may be trademarks of their respective owners. All rights reserved. US patent pending. UBS assumes sole responsibility for this press release, which has not been reviewed by Bloomberg.

Media Enquiries

New York:	Megan Stinson Judi Flynn-Echeverria	+1 212-713 1302 + 1 917-902 9726

Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. Its business strategy is centered on its pre-eminent global wealth management businesses and its universal bank in Switzerland. Together with a client-focused Investment Bank and a strong, well-diversified Global Asset Management business, UBS will expand its premier wealth management franchise and drive further growth across the Group.

UBS is present in all major financial centers worldwide. It has offices in more than 50 countries, with about 35% of its employees working in the Americas, 36% in Switzerland, 17% in the rest of Europe, the Middle East and Africa and 12% in Asia Pacific. UBS employs about 64,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

www.ubs.com/media